EXHIBIT 10.3
March 5, 2018

Manoj Leelanivas
________________
________________

Dear Manoj:

We are pleased to offer you the position of Executive Vice President, Chief Product Officer at Juniper Networks, Inc. (“Juniper” or the “Company”) reporting to Rami Rahim, Chief Executive Officer. In this role, you will be responsible for products and marketing for Juniper Networks. Your primary work location will be Sunnyvale, CA.
This offer is contingent upon a successful background investigation.
Your offer is composed of the following components:

Offer Component	Offer Amount	Currency	Frequency
Base Compensation	$550,000.00	USD	Annual
RSU	200,000	RSU	Standard Vesting
Hiring Bonus	$500,000.00	USD	Two Equal Payments

Base Compensation: In consideration of your services, you will be paid an annual salary rate as mentioned above which will be paid semi-monthly, less applicable taxes and deductions in accordance with the Company’s normal payroll processing.

Bonus: For the remainder of 2018, you will be eligible to participate in Juniper's 2018 Executive Annual Incentive Plan (the "Plan") with an annualized bonus target of 100% of your actual base salary earned in 2018. The actual amount of the bonus could be higher or lower than the bonus target depending on Company and individual performance. This Plan is a discretionary bonus program that Juniper funds based on the achievement of business results and objectives established by Juniper, such as corporate financial results and results of Company strategic goals. Once the total funding level is established by Juniper, and prorated based on your hire date, the Compensation Committee (or a subcommittee) of the Board of Directors (the “Committee”) will determine in its discretion any bonus amount for executive officers based on its assessment of corporate and individual performance. Accordingly, there is no specified or guaranteed amount that you will receive or become entitled to, and the Plan is subject to change or discontinuation at any time.

With respect to the following fiscal year and beyond, you may be eligible to participate in the Executive Annual Incentive Plan in the form of Juniper’s 50/50 Program (“Program”) if Juniper elects to continue this Program. Under this Program, subject to your continued employment, a portion of your bonus will be paid in cash and the remainder will be paid in equity.

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As for the equity portion, Juniper will allocate half of your then current bonus target and multiply it by 1.5 resulting in seventy-five percent (75%) of your then current bonus target to be awarded to you in the form of equity. The vesting of this equity will be performance based (e.g., the achievement of corporate financial results). If the performance conditions are achieved, fifty percent (50%) of the equity award will vest in the first quarter of the following fiscal year for which the performance conditions relate to (e.g., 50% of the equity would vest in the first quarter of 2019 based on 2018 results) and the remaining fifty percent (50%) will vest the following year. This equity award will be subject to your acceptance of a performance share award agreement, which along with the Juniper equity incentive plan governing the award and applicable sub-plans, will set out additional terms and conditions of the grant.

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As for the remaining cash portion, the amount (if any) of the bonus that will be payable will be determined by the total funding level established by Juniper under the Plan, and then as further determined by the Committee. The bonus amount of cash that you would then be entitled to receive under the Plan is then offset by the half of the bonus target used to determine the equity grant for this Program.

Hiring Bonus: In addition, you will be offered a hiring bonus (less applicable withholding at the supplemental tax rate) in the amount of $500,000.00 payable in two equal installments. The first installment will be paid with your first or second paycheck and the second installment will be paid via payroll following your first year work anniversary. The bonus is conditioned on you remaining employed over a two (2) year period. Should you voluntarily terminate your employment prior to one year of service with Juniper, you will be responsible for repayment (pro-rated) of the gross first installment bonus amount to the Company and you will not be eligible for the second installment. Should you voluntarily terminate your employment with Juniper after 12 months and within twenty-four months of employment, you will be responsible for repayment (pro-rated) of the total gross bonus amount to the Company.
Restricted Stock Units: Subject to compliance with applicable U.S. federal and state securities laws, you will be granted Restricted Stock Units (RSU) of Juniper Networks, Inc. Common Stock. The RSUs will vest cumulatively over a period of three years as long as you remain an employee of Juniper or one of its subsidiaries, with 34% of the shares vesting on the one-year anniversary of the vesting start date and 33% vesting on second and third anniversaries of the vesting start date. The RSU grant will be subject to your acceptance of an RSU award agreement, which, along with the Juniper equity incentive plan governing the RSU award and applicable sub-plans, will set out additional terms and conditions of the grant.
Confidential Information and Assignment Agreement: You agree to abide by the Company’s Confidential Information and Invention Assignment Agreement, a copy of which will be furnished to you and must be signed and returned before any employment relationship commences.
Arbitration: Any claim, dispute or controversy arising out of this agreement, the interpretation, validity or enforcement of this Agreement or the alleged breach thereof shall be submitted by the parties to final, binding and confidential arbitration by the American Arbitration Association (“AAA”), in San Francisco, California, conducted before a single arbitrator under the then-applicable AAA rules. By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all AAA arbitration fees, except the amount of such fees equivalent to the filing fee you would have paid if the claim had been litigated in court. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.
Other Company Agreements: Upon commencement of your employment, as a condition of your employment, you will need to sign the Worldwide Code of Business Conduct and Ethics Acknowledgment and the Reporting Ethics Concerns Acknowledgement and Agreement. A copy of the Code can be found on our public website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx. Within the first few weeks following your hire date, you will be instructed to complete various ethics and compliance training courses. Completion of the assigned courses is required for all employees. In addition, as an executive officer of the Company, you will be required to sign an Executive Compensation Recovery Agreement, which, along with Juniper’s Executive Compensation Recovery Policy, will be furnished to you. Further, you will be eligible to enter into Juniper’s standard form of Indemnification Agreement, Severance Agreement and Change of Control Agreement.

Miscellaneous: For purposes of federal immigration law, you will be required to provide to Juniper documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. Please bring the appropriate documents on your first day of employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company's Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company's Immigration Department before beginning employment.

In the event your employment includes frequent business travel, the time you spend working outside your home state may result in additional tax reporting and tax payment liabilities. Although Juniper may pro-rate your state tax withholdings, it will be your responsibility to determine and comply with any resulting income tax obligations.

This agreement, together with all agreements incorporated by reference herein, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The terms in this agreement supersede any other representations or agreements made to you by any party, whether oral or written. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

At-Will Employment: If you accept this offer, you understand and agree that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you will be free to resign at any time, for any reason or no reason. The Company will similarly have the right to end its employment relationship with you at any time, with or without notice and with or without cause. You understand and agree that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Chief Executive Officer or the Senior Vice President, General Counsel.

You may accept this offer by signing below and emailing a scanned copy to Brian Robinson at __________________ in our Talent Acquisition organization.

Please keep in mind that this offer will expire on March 7, 2018.

We are delighted to have you join us at Juniper Networks. Welcome Aboard!

Very truly yours,

/s/ Brian M. Martin

Brian M. Martin on behalf of Rami Rahim
Chief Executive Officer
Juniper Networks, Inc.

I accept the terms of this letter:

Manoj Leelanivas

/s/ Manoj Leelanivas		March 6, 2018
Signature		Date Signed

Start Date:	March 20/March 26, 2018